SCHOOL SPECIALTY, INC.
                             1000 N. Bluemound Dr.
                             P.O. Box 1579
                             Appleton, WI  54913



AT THE COMPANY:              AT THE FINANCIAL RELATIONS BOARD:
Daniel Spalding              Leslie Hunziker  Leslie Loyet       Joyce Hanson
Chairman & CEO               General Info.    Analyst Inquiries  Media
(920) 882-5601                                (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 14, 1999


       SCHOOL SPECIALTY BOLSTERS EXECUTIVE SUITE

  NAMES CFO DON NOSKOWIAK TO NEW BUSINESS DEVELOPMENT ROLE;
   MARY KABACINSKI APPOINTED CHIEF FINANCIAL OFFICER

        ADDS DIRECTOR, INCREASING BOARD TO SIX

APPLETON, Wisc., July 14, 1999 -- School Specialty,
Inc. (NASDAQ: SCHS), announced today the appointment of Donald J. Noskowiak to the newly created position of Vice President of Finance and Business Development, strengthening the company's expansion efforts. At the same time, the company announced the selection of Mary
M. Kabacinski to succeed him as Executive Vice
President and Chief Financial Officer.

"We're pleased to be able to better focus Don's responsibilities on identifying and analyzing strategic acquisition opportunities -- one of his strengths and one of School Specialty's key growth vehicles -- and equally pleased that we were able to recruit Mary as his successor in the CFO role," said Daniel Spalding, chief executive officer. "This move represents an expansion of management depth at the executive level."

Kabacinski, 50, has more than 20 years experience as a business executive with proven expertise in finance, investor relations, acquisitions and strategic planning. She joins School Specialty following a 10-year tenure as chief financial officer for Marquette
Medical Systems, Inc., a $600 million company that manufactures electronic medical equipment for the diagnosis and monitoring of cardiac conditions. In her position as CFO, Kabacinski led the IPO for Marquette in November 1991 with an initial market capitalization of $160 million. She managed investor relations through the company's growth to a market capitalization of $840 million at the time of its acquisition by GE
Medical Systems in November 1998. Kabacinski also actively managed acquisition activities including negotiation, valuation, structure and financing as well as restructuring of operations to achieve cost savings.

Prior to her time at Marquette Medical Systems, Inc.,
Kabacinski was employed by Arthur Andersen & Company from 1979 to 1988.

She will become the lead contact for School Specialty for investor relations and will oversee the entire financial function of the company.

"As we continue to execute our growth strategy, expanding both through acquisitions and internal initiatives, we expect to benefit significantly from Mary's considerable financial and management expertise.
After careful consideration, the board and I agree that in Mary we have someone with excellent skills who will provide the company with long-term leadership," said
Spalding.

Noskowiak, 41, will become vice president of finance and business development. In this position, he will focus primarily on acquisition strategy and execution.
In his seven years with School Specialty, Noskowiak has managed 20+ acquisitions and has developed significant market and financial expertise related to mergers and acquisitions. In addition, he will manage the daily financial functions of the company.

Jerome M. Pool Appointed to Board of Directors
School Specialty is additionally proud to announce that Jerome M. Pool was appointed to its Board of Directors on June 1, 1999. Pool served as president and chief executive officer of Jantzen for nine years and spent his entire career on the marketing and sales side of the apparel industry. Pool led the acquisition of Jan
Sport Corporation in 1984 and participated in the ESOP-
LBO of Parent Corporation/Blue Bell in 1985. He is presently a business advisor/consultant to several private companies in Poland, Hungary and Bulgaria and is serving on the boards of Pacific Metal Company, Frederick Brewing Company, Pacific University, and the
Portland State University Business School. He has also served on the boards of the Oregon Independent College
Foundation, Salvation Army, Waverly Children's Home and the University of Oregon Alumni Board.

School Specialty, Inc., "The Nation's Education
Resource," is the largest supplier of non-textbook education products to educators in the United States.
School Specialty offers over 60,000 different products to more than 108,000 schools throughout the United
States. The company produces nine different catalogs, and mails over 10 million catalogs to customers each year, servicing these customers with approximately
2,200 employees. School Specialty has a diversified approach to the market, with its School Specialty and Beckley-Cardy brands focused on serving administrators and procurement specialists with a national sales force, and its nine specialty direct brands-ClassroomDirect.com, Childcraft, Sax Arts &
Crafts, Hammond & Stephens, Gresswell, Frey Scientific,
Brodhead Garrett, Sportime and SmartStuff - serving teachers and curriculum specialists.

Safe Harbor Statement
Statements in this press release which are not strictly historical are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results.
These risks include, among others: competition within the educational supply industry; changes in the economics of education, including reductions in government expenditures; the ability of the company to maintain satisfactory relationships with its sales force; the ability of the company to integrate acquired businesses into its existing operations; the ability of the company to successfully operate two electronic commerce sites; the effects of economic conditions;
unforeseen operating risks; risks associated with the dependence on manufacturers of the company's products;
and the availability of capital to finance planned growth. These risks are qualified in their entirety by cautionary language set forth in the company's most recent Form 10-K report and other documents filed with Securities and Exchange Commission.

For more information about School Specialty, Inc. toll-free via fax, dial 1-800-PRO-INFO or 1-800-776-4636, follow the voice menu prompts and enter the company code "SCHS" or 7247 on any touch tone phone.


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